Exhibit 99.1

Media contact:	Charles Keller
612-678-7786
charles.r.keller@ampf.com

Gary Terpening
212-850-1533
Stockholder contact:	gary.a.terpening@ampf.com
INVESTMENT MANAGER OF
SELIGMAN PREMIUM TECHNOLOGYY GROWTH FUND
CHANGES ITS NAME
MINNEAPOLIS, MN, May 3, 2010 – On May 1, 2010, Ameriprise Financial, Inc. (Ameriprise Financial), the parent company of RiverSource Investments, LLC, the investment manager of Seligman Premium Technology Growth Fund, Inc. (NYSE: STK) (the Fund), announced the closing of its acquisition of the long-term asset management business of Columbia Management Group, LLC and certain of its affiliated companies, from Bank of America (the Columbia Transaction).
In connection with the Columbia Transaction, effective May 1, 2010, the Fund’s investment manager has changed its name to reflect the new, combined business:

New investment manager name	Former investment manager name
Columbia Management Investment Advisers, LLC	RiverSource Investments, LLC
Important Disclosures:
Columbia Management Investment Advisers, LLC is a wholly owned subsidiary of Ameriprise Financial, Inc. Columbia Management Investment Distributors, Inc. (formerly, RiverSource Fund Distributors, Inc.) is the principal underwriter of the Columbia, RiverSource, Seligman and Threadneedle funds.
The net asset value of shares of a closed-end fund may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.
The Fund should only be considered as one element of a complete investment program. An investment in the Fund should be considered speculative. The Fund’s investment policy of investing in technology and technology-related companies and writing call options involves a high degree of risk.
The market prices of technology and technology-related stocks tend to exhibit a greater degree of market risk and price volatility than other types of investments. These stocks may fall in and out of favor with investors rapidly, which may cause sudden selling and dramatically lower market prices. These stocks also may be affected adversely by changes in technology, consumer and business purchasing patterns, government regulation and/or obsolete products or services. Technology and technology-related companies are often smaller and less experienced companies and may be subject to greater risks than larger companies, such as limited product lines, markets and financial and managerial resources. These risks may be heightened for technology companies in foreign markets.
You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or American Stock Transfer & Trust Company LLC at 800 937-5449. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR database. You should read these reports and other filings carefully before investing.
There is no guarantee that the Fund’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED · MAY LOSE VALUE · NO BANK GUARANTEE · NOT A
DEPOSIT · NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
This press release was prepared by Columbia Management Investment Distributors, Inc., Member FINRA. The Fund is managed by Columbia Management Investment Advisers, LLC. Columbia Management Investment Distributors and Columbia Management Investment Advisers are wholly owned subsidiaries of Ameriprise Financial, Inc. Seligman is an offering brand of Columbia Management Investment Advisers, LLC.
© 2010, Columbia Management Investment Advisers, LLC. All rights reserved.